Exhibit 10.2

Fourth Amendment To
The Shaw Group Inc. 2008 Omnibus Incentive Plan

This Fourth Amendment to The Shaw Group Inc. 2008 Omnibus Incentive Plan (the "Omnibus Plan"), which was established by The Shaw Group Inc., a Louisiana corporation (the "Company") under which Awards may be granted from time to time to Participants .

WHEREAS, the Omnibus Plan has previously been amended to define "Retirement" for purposes of Awards;

WHEREAS, the Company desires to amend the Omnibus Plan to change the definition of
"Retirement" for 2015 and later Awards;

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Omnibus Plan;

NOW, THEREFORE, the Omnibus Plan is amended in the following particulars effective as of February 18, 2015 except as otherwise specified:

AMENDMENT

1.	Section 2.46A is deleted in its entirety and replaced with the following:

"2.46A. "Retirement" means:

(a)Solely with respect to Awards granted to an Employee on or after February 19, 2014 and before February 18, 2015, a termination of employment after age 55 and at least a 1O year period of employment by Parent or the Company or their respective present or former Subsidiaries or Affiliates, or a 30-year period of such employment, or age 65.

(b)With respect to Awards granted to an Employee on or after February 18, 2015, a termination of employment after age 65; provided, however, that with respect to any particular Award, Retirement shall not apply to the vesting or other treatment of that Award unless the Employee has remained an Employee through and including December 31 of the calendar year in which the Award was granted.

(c)With respect to Awards granted to a Nonemployee Director or Third Party Service Provider , termination of service following the term of a Nonemployee Director or a resignation required by an age limitation, or the expiration of the term of a consulting agreement with the Third Party Service Provider .

Notwithstanding the foregoing, the Committee as part of an Award Agreement or otherwise may provide that for purposes of this Section, a Participant may be credited with such additional years of age and employment as the Committee or its delegate in its sole discretion shall determine is appropriate, and may provide such additional or different conditions for Retirement as the Committee or its delegate in its sole discretion shall determine is appropriate."

All other definitions and all other rights, terms and conditions set forth in the Omnibus Plan shall remain the same with the same force and effect as originally adopted and approved by the Company's shareholders.

IN WITNESS WHEREOF, the Board of Directors of the Company has executed this Fourth Amendment effective as of the effective date first written above.

/s/ Richard E. Chandler, Jr.
Richard E. Chandler, Jr.

/s/ Luciano Reyes
Luciano Reyes

/s/ Westley S. Stockton
Westley S. Stockton